AGREEMENT AND PROMISE OF REIMBURSEMENT I, Corinna Refsgaard, as part of my offer of employment as Chief Human Resources Officer and in consideration of my ongoing employment hereby agree to reimburse GXO Logistics FST Limited (“Company”) the following:  Sign-On Bonus of £100,500 (“Sign on Bonus”) I acknowledge that reimbursement for the above amount of the Sign on Bonus, net of any statutory deductions, would need to be made by me in the following circumstances: • If within the first twelve (12) months following payment of the Sign on Bonus, I voluntarily terminate or give notice to resign my employment with the Company for any reason; or • If within the first twelve (12) months following payment of the Sign on Bonus, the Company terminates or gives notice to terminate my employment for any reason (save by reason of redundancy where no reimbursement will be required) I hereby authorise the Company to deduct any monies due and payable under this Agreement from my pay in full or in part, without any additional authorisation required from me. If such funds are not sufficient to reimburse the Sign on Bonus in full, I agree to remit the balance due in full by bank transfer to the Company within fifteen (15) days following the date of termination of my employment. The terms set out in this Agreement are governed by the laws of England and Wales and any dispute arising under or in connection with this Agreement is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales. I hereby confirm that I have read, understand and agree to the terms set out in this Agreement: Signed: /s/ Corinna Refsgaard Date: March 7, 2024